 Exhibit 99.1

NEWS

One Horizon Group Announces Acquisition

of Music Production Company C-Rod, Inc.

LONDON, February 12, 2018 – One Horizon Group, Inc. (NASDAQ: OHGI) today announced that it has entered into a term sheet that includes the main provisions of the definitive agreements to acquire C-Rod, Inc., a premier music production company founded in 2002 by Grammy-nominated, multi-platinum producer and composer, Chris “C-Rod” Rodriguez, a first-generation Cuban-American born and raised in Miami, Florida.

C-Rod has worked with superstar artists including Rihanna, Jennifer Lopez, Lady Gaga, Enrique Iglesias and Pet Shop Boys and its music productions and remixes are consistently at the top of the Billboard charts. C-Rod has been involved in several #1 Billboard hits with more than 100 songs breaking the Top 40.

Signed as a songwriter and composer for Sony ATV Music Publishing, C-Rod has achieved the pinnacle of music production accolade across many music genres in both the United States and international markets and has also served as Governor on the Board of the Grammys.

C-Rod has been a mainstay in the production of Latin hits, one of the fastest growing areas in popular music driven by the digital streaming revolution. By way of example, ’Despacito,’ Luis Fonsi and Daddy Yankee’s original hit song and its remix featuring Justin Beiber is the most streamed song of all time with nearly 5 billion streams across multiple platforms since its release in January, 2017.

C-Rod’s first breakout hit as a producer was in the early 2000’s with the Latin Pop icon Paulina Rubio, for whom C-Rod produced the first two singles that made her “Paulina” record one of the biggest selling albums of all time. C-Rod has also produced many other well-known Latin legends including Celia Cruz, Chayanne, Ricky Martin and Thalia.

“After closing our acquisition of a majority interest in 123Wish and as 123Wish is preparing to launch experiences with several of the world’s most relevant music artists and social media influencers, when presented with the opportunity to acquire C-Rod, one of the most widely recognized music production companies, working with premier artists in the Top 40, Latin, Dance, Hip-Hop and R&B markets, among others, we immediately recognized the synergies and the opportunity to deliver further value to our shareholders,” said Mark White, One Horizon Group’s Founder and CEO. “While the term sheet is subject to customary conditions including completion of due diligence, we expect to close the transaction next month.”

“At C-Rod, music is not only our business, it is our passion; our goal has always been to provide artists and labels not only with our creative input through production or composition but also to explore additional channel partnerships that are authentic to the artists’ brands and messaging,” said Chris “C-Rod” Rodriguez, C-Rod’s Founder and CEO. “There is real value in providing our artists and labels with access to the 123Wish marketplace of celebrity experiences and to the management team, digital technology and capital resources of NASDAQ-listed One Horizon Group; we have a shared philosophy to grow even more quickly within the evolving industry landscape driven by social media views and metrics and digital streaming.”

“After Martin Ward, CFO of One Horizon Group, and I met the C-Rod team at their state-of-the-art production facility in Miami’s Upper East Side, the alignment between the creative and financial opportunities for our businesses became evident,” said Mark White. “In the coming months, we plan to announce several corporate sponsorships for our 123Wish experiences and C-Rod has created national music spots for major brands like McDonalds, Philip Stein, Fanta, Tea Forte, and Chevrolet. C-Rod has also composed and produced musical content for various television networks including HBO, Bravo, Discovery Channel and A&E and its songs have featured in motion pictures such as ‘Easy A,’ starring Emma Stone.”

“As we continue to develop our blockchain technology that will underpin our 123Wish charitable contribution component and eventually, associated media buying and payment systems, we are also exploring opportunities for consolidation in the digital music and content streaming space. C-Rod has a long-standing, direct distribution contract with The Orchard by which C-Rod distributes content to all major digital music and video platforms worldwide,” added Mark White. “In addition to the 123Wish revenue we expect to recognize when we file our 10-K Annual Report next month, we also expect to report revenue related to this transaction. We fully expect to achieve more significant profits throughout 2018 and to issue further guidance when possible.”

About One Horizon Group, Inc.

One Horizon Group, Inc. (NASDAQ: OHGI) is a reseller of secure messaging software for the growing gaming, security and education markets including in China and Hong Kong.  For more information on the Company please visit http://www.onehorizongroup.com/investors-overview/.

Darrow Associates Contacts for OHGI

Bernie Kilkelly

(516) 236-7007

bkilkelly@darrowir.com

Jordan Darrow

(512) 551-9296

jdarrow@darrowir.com